FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-54992




           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 14, 2002

                                 238,334 shares

                          AMERICAN MEDICAL ALERT CORP.
                     common stock, par value $0.01 per share

                            ------------------------

         This prospectus supplement supplements our prospectus dated January 14, 2002 relating to the resale by a certain selling stockholder of up to 238,334 shares of our common stock, par value $0.01 per share, which may be offered and sold from time to time by such selling stockholder. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect a change in the name of the selling stockholder contained in the table of the "Selling Stockholders" section of the original prospectus. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.









          The date of this prospectus supplement is December 31, 2003.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-54992



                              SELLING STOCKHOLDERS

         The table of "Selling Stockholders" in the prospectus is hereby amended and supplemented to reflect that the selling stockholder changed its name from "Harriet Campbell Incorporated" to "Chorney Communications, Inc.," as shown in the table below.

         Except as set forth in this prospectus supplement with respect to the change in the name of the selling stockholder from "Harriet Campbell Incorporated" to "Chorney Communications, Inc." contained in the table of "Selling Stockholders" and the addition of a reference to shares issuable to the selling stockholder's controlling shareholder pursuant to certain stock options, there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.


                                                                                       Shares of Common Stock
                                     Shares of Common                                 Owned after Offering (3)
                                       Stock Owned           Shares of Common        ---------------------------
Name of Selling Stockholder        Prior to Offering(1)      Stock to be Sold        Number     Percent of Class
---------------------------        --------------------      ----------------        ------     ----------------
Chorney Communications Inc.                 238,334(2)           238,334(2)           0(2)             0(2)



(1)      Assumes the exercise by the Selling Stockholder of all of its warrants.

(2) Does not include 46,978 shares of Common Stock issuable to Mr. Angus Campbell, the controlling shareholder of the Selling Stockholder, pursuant to outstanding stock options.

(3) Assumes that all of the Shares are sold by the Selling Stockholder during the offering period.










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